CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) the Board of Directors (the “Board”) of First Eagle Alternative Capital BDC, Inc. (“First Eagle”) and (ii) the Special Committee of the Board of First Eagle, as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Echelon Acquisition Sub, Inc., a wholly owned subsidiary of Crescent Capital BDC, Inc. (“Crescent”), with and into First Eagle, after which First Eagle will merge immediately with and into Echelon Acquisition Sub LLC (“Acquisition Sub 2”), a wholly-owned subsidiary of Crescent, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: November 4, 2022

Keefe, Bruyette & Woods, Inc